EXHIBIT 4.23


                   [PARKSIDE 2000 RESOURCES CORP. LETTERHEAD]





February 7, 2003

Richard W. Hughes
711 - 675 West Hastings Street
Vancouver, B.C.
V6B 1N2

Dear Richard:

RE:      AMENDMENT TO STOCK OPTION AGREEMENT
         DATED DECEMBER 19, 2002 BETWEEN
         RICHARD HUGHES AND PARKSIDE 2000 RESOURCES CORP.

This letter will confirm that the exercise price of your option, in the amount of 85,000 shares, granted to you has been increased from $0.19 to $0.23 per share.

In all other respects, your said December 19, 2002 Stock Option Agreement shall remain unchanged and in full force and effect.

If you are in agreement with the foregoing, please sign this letter in the place provided below.

Yours truly,

/s/ Rupert L. Bullock
--------------------------
Rupert L. Bullock,
President

AGREED TO THIS 7TH DAY OF FEBRUARY, 2003

/s/ R. Hughes
--------------------------
Richard W. Hughes


                              www.parkside2000.com
        16493 - 26th Avenue - Surrey, British Columbia, Canada - V3S 9W9
                      Ph: 604-536-5357 - Fax: 604-536-5358